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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AURIZON MINES LTD. IN ITS ENGLISH FORM AND MINES AURIZON LTEE IN ITS FRENCH FORM (Exact name of registrant as specified in its charter)
Province of British Columbia, Canada (State of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 900, 510 Burrard Street, Vancouver, British Columbia (Address of principal executive offices)	V6C 3A8 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Aurizon Mines Ltd. (the “Company”) is registering the following securities:

96,874,027	issued and outstanding shares of its common stock, no par value per share, as at September 19, 2003, and with authority to add to the list, upon official notice of issuance;
2,507,000

additional shares of its common stock upon exercise of stock options granted** by the Company pursuant to its Incentive Share Option Plan dated for reference April 20, 1990, as amended April 24, 1994 and April 30, 1997 at prices ranging from $0.60 to $1.35 per share; plus

222,000	additional shares of its common stock upon exercise of warrants (exercisable at $1.35 expiring May 9, 2004); plus
389,710	additional shares of its common stock upon exercise of warrants (exercisable at $1.32 expiring June 25, 2004); plus
284,685	additional shares of its common stock upon exercise of warrants (exercisable at $1.35 expiring December 23, 2004); plus
370,370	additional shares of its common stock upon exercise of warrants (exercisable at $1.60 per share expiring August 21, 2005); plus
5,750,000	additional shares of its common stock upon exercise of warrants (exercisable at $2.50 per share expiring September 10, 2005).
106,397,792

shares of said common stock, the listing of which is herein applied for (of a total authorized issue of 600,000,000 shares without par value, divided into 500,000,000 Common Shares and 100,000,000 Preferred Shares, issuable in series.  The rights and restrictions attached to the aforementioned shares are as set out in the Articles of the Company, which are incorporated by reference to the Company’s annual report on Form 20-F for the year ended December 31, 1992, on file with the Commission, as filed on October 18, 1993, under Commission file number 000-22672).

The options and warrants contain provisions designed to protect the holders of options and warrants against dilution upon the happening of certain events.  The number of Common Shares issuable upon exercise of the options and warrants is subject to adjustments from time to time in the event of a rights offering, extraordinary distributions of cash or other property to holders of Common Shares or a stock dividend, on or a subdivision or combination of, the Common Shares.  Such adjustments are fully described in the Exhibits attached hereto.

No fractional Common Shares will be issued upon the exercise of any Options or Warrants.

Additional information called for by this item is contained in the Company’s annual report on Form 20-F for the year ended December 31, 2002, on file with the Commission and is hereby incorporated by reference.

Item 2. Exhibits.

1.

Incentive Share Option Plan dated for reference April 20, 1990, as amended April 24, 1994 and April 30, 1997;

2.

Broker Warrant exercisable at $1.35 expiring May 9, 2004;

3.

Broker Warrant exercisable at $1.32 expiring June 25, 2004;

4.

Broker Warrant exercisable at $1.35 expiring December 23, 2004;

5.

Private Placement Warrant exercisable at $1.60 expiring August 21, 2005; and

6.

a.  Private Placement Warrant (Canadian) exercisable at $2.50 expiring September 10, 2005.

b. Private Placement Warrant (U.S.) exercisable at $2.50 expiring September 10, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AURIZON MINES LTD.
(Registrant)

By:

_”Signed”________________________________________________
Name:   David P. Hall
Title:      President and Chief Executive Officer

Date:

___November 6, 2003______________________________________